Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hill International, Inc. on Form S8 (Nos. 333-137512, 333-141814, 333-152145, 333-155332, 333-160101, 333-174737, 333-182282, 333-189547 and 333-196834) of our reports dated August 31, 2018, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, and our disclaimer of opinion of Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2017, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
August 31, 2018